HOST CITY AGREEMENT

concluded between

Air Race Limited, a company incorporated and registered in England with registered number 12207420 whose registered office is at Hall Farm 2, Sywell Aerodrome, Sywell, Northamptonshire, NN6 0BN, United Kingdom.
(hereinafter "Air Race").

and

PT Pilar Pacu Perkasa, a company incorporated and registered in Indonesia with registered NIK number 3174030403700006 whose registered address is Jalan Nilem V No. 2 Bandung, West Java, Indonesia (hereinafter "HCP')

Whereby PT Pilar Pacu Perkasa has the authority to sign on behalf of the city of Jakarta to host the Air Race World Championship in 2022. The Vice Governor of Indonesia is a co-signatory alongside PT Pilar Pacu Perkasa of this agreement.

as follows:

WHEREAS,

(A) Air Race is the sole and exclusive owner and rights holder of the Air Race World Championship —an international series of events during which pilots navigate an aerial course outlined by air filled gates racing for the best time.

(B) In accordance with the provisions and conditions of this Agreement the HCP is desirable to hold an event of the Air Race World Championship in Jakarta (hereinafter "Host City") in the years 2022, 2023 and 2024 (hereinafter the "Event") and will approach Air Race to promote and designate the Event as Air Race World Championship Event. In 2023 and 2024, the event may take place in a different city in Indonesia. In 2022, the event is to take place before the 16th of October.

(C) The HCP has significant experience in organizing and hosting of major events The Event will provide increased public awareness for the city of Jakarta on a national and international level through public relations, advertising, and marketing of the Event. For the duration of the Event the HCP will provide the use of the intended event venue, including but not limited to the race area, race box, spectator areas, compound areas, etc. (hereinafter the "Event Venue").

(D) The Parties intend to enter into this Agreement pursuant to which the HCP will be appointed as an official partner of Air Race for the Air Race World Championship seasons 2022, 2023 and 2024 and — in accordance with the following provisions and conditions — the HCP will be entitled to organize and stage the Event and exercise several rights at and related to the Event as defined in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1. TERM

This Agreement shall enter into force upon its signature by both Parties and after the HCP has submitted a first payment according to paragraph 3.2 of this Agreement and shall continue until 90 days after the Event of the year 2024 (hereinafter the "Term"), unless earlier terminated in accordance with Clause 8 below. In the event the HCP will not submit such payment within 15 days after both Parties' signature (see Clause 3.2), this Agreement shall be deemed null and void with retroactive effect (ex *tune).*

2. PARTIES 'RIGHTS AND OBLIGATIONS

2.1 General Principles
2.1.1 For the purposes of this Agreement "Event" shall mean the Air Race Event mentioned in the Preamble B) together with all support events to such Air Race event/s, commencing at the scheduled time for scrutinizing and sporting checks and including all practice and the race itself and ending at the later of the time for the lodging of a protest under the terms of the rules and regulations and the time when a technical or sporting verification has been carried out under

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the terms of the rules and regulations.

2.1.2 The mutual rights and obligations of the Parties related to or in connection with the Event, in particular the split of the responsibilities and costs for the individual measures and actions to be carried out by the respective Party regarding the areas

- Host City Fee (HCP)
- Aviation & Sport (Air Race)
- TV & Media (Air Race)
- Permissions (Air Race and HCP)
- Production (Air Race)
- IT Requirements (Air Race)
- Machinery, Equipment & Vehicles (Air Race and HCP)
- Public Event (Air Race and HCP)

2.1.3 In general, either Party shall advise, assist and consult with the other Party to ensure a successful Event.

2.2. Air Race's Rights

2.2.1 Air Race shall have the exclusive rights and property and is entitled to all rights of whatever nature in the Air Race World Championship and the Air Race events, including, without limitation all copyrights, trademark rights and other intellectual property rights and the right to exploit the Air Race World Championship and the Air Race events commercially. The HCP does in no way acquire (directly or indirectly) any rights in the Air Race World Championship and/or the Event due to its contribution in or outside the scope of this Agreement and shall not do or authorize, assist or encourage any third party to do anything which in any way harms Air Race's rights.

2.2.2 In particular, Air Race shall have the following sole and exclusive rights to exploit the Air Race World Championship and the Air Race events commercially, ensuring that there are zones of public access:

a) to sell and display advertising and signage within the Event Venue in accordance with applicable laws for, during and in respect of each Event during the Term and therefore own the intellectual property rights as set out in Clause 5 below;

b) to sell title sponsorship to any person or persons in respect of any Event in any form and in any manner;

c) to sell support Event title sponsorship to any person or persons in respect of any Event in any form and in any manner;

d) to entitle third parties to promote, exhibit, sample and sell goods or services, including the right to sell or operate trade display sites and vending sites, within the Event Venue at any Event during the Term on such terms it thinks fit;

e) to sell course aircraft rights (e.g. "Official Team Partner", etc.) during the Term and pursuant to such right Air Race shall be authorized to grant to such third party or third parties the right to supply for use at any Event such aircraft as Air Race may determine in its sole discretion, subject to rules and regulations;

f) to distribute and sell (and/or to delegate, authorize or appoint third parties to do so) the Event program and to sell all advertising space within such Event program and the HCP shall allow entry in and around the Event Venue for all those approved persons by Air Race and engaged in activities, works or services related to the Event program at its costs. The HCP acknowledges that it has no title or interest in the Event program;

g) to grant any person the right to be an official supplier and for such person to have the right to supply to the HCP at and in respect of any Event its goods or services on an exclusive basis or a non-exclusive basis (as determined by Air Race) subject to the terms of such supply being lawful and in line with normal commercial terms for an Air Race event;

h) to grant licensing rights;

i) to promote (or to authorize or nominate third parties to promote) support events during the Event and for this purpose the HCP shall arrange at its cost for access within and around the Event Venue for Air Race, its staff and contractors, any pilots, competitors, officials; sponsors (and other persons duly authorized by Air Race) at all times during any Event and at such other times prior to and after the Event as Air Race may consider necessary or desirable for the set up and dismantling of any support event operations or related activities.

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j) to manage and exploit the following aspects of the podium ceremony, namely the trophies, champagne, flags, anthems, timing, dimensions, security, advertising, signage and presenters in accordance with the rules and regulations

k) to solely and exclusively develop, produce, distribute and sell Air Race merchandise products:

l) to organize, produce, promote and host supporting events such as live music performances, exhibitions, art shows and more during the Event days. Air Race may commercially promote these events in connection with Air Race World Championship events.

m) to exclusively organize the provision of beverages and other services in the Aviator Club; and

n) to make and use the Recordings according to Clause 5.3.

2.2.3 Air Race shall be entitled to decide in its sole discretion how many races/events shall form an Air Race World Championship season, with a minimum of 6 races.

2.3. HCPs Rights

2.3.1 The HCP shall be entitled so exercise the following rights at or in connection with the Event (collectively the "Rights"):

a) In accordance with the provisions of this Agreement the HCP shall be entitled to announce and designate the Event as Air Race World Championship event.

2.3.2 The Host City Partner agrees that the Rights defined in Clause 2.3.1 are limited to the Term and to the Event/s only.

2.3.3 The HCP shall be entitled to set up a dedicated local hospitality facility within the Event Venue. Such facility shall be mutually defined in detail in the site plan.

2.3.4 Unless otherwise agreed upon in this Agreement, the Host City Partner shall be responsible and bear any and all costs related to or in connection with the exercise of the Rights defined in Clause 2.3.

2.4. Air Race's Obligations

2.4.1 Air Race shall entitle the HCP to exercise the Rights determined in detail in Clause 2.3.

2.4.2 Air Race shall endorse the Event as part of the Air Race World Championship and Air Race shall promote the Event on a national and international level and in such manner as Air Race shall consider necessary with a view to maximizing the reputation of the Air Race World Championship and, thus, the Event.

2.4.3 Air Race shall obtain all necessary aviation permits from the competent aviation authorities to stage the Event. The HCP undertakes to use its best efforts to support Air Race in obtaining all necessary aviation permits

2.4.4 Air Race shall be responsible for the sport and TV production of the Event.

2.4.5 Air Race shall provide the accreditations for the entrance to the Aviator Club.

2.4.6 In general, Air Race shall advise, assist and consult with the HCP in relation to the Event in such manner as necessary and/or appropriate to ensure a successful Event.

2.4.7 HCP s Obligations

2.4.8 HCP shall pay to Air Race a consideration pursuant to Clause 3.

PT. PILAR PACU AKASA INDONESIA

2.4.9 The HCP shall provide to Air Race for the duration of the entire Event the unrestricted access of the Event Venue (which perimeter and layout are specified in detail in Schedule 1 (hereinafter "Site Plan — Event Venue" The event venue is subject to change after the completion of a site visit by Air Race) and an adequate (temporary) airstrip adjacent for the Event Venue. The Event Venue shall be clear. Clear means that the Event Venue shall be without any advertising material such as posters, banners, screens, flags, stickers, scrims or any other advertising material, and that neither a commercial brand nor logo shall be included or associated with the Event Venue. The HCP warrants to be in sole and exclusive possession of such rights as are necessary for the purposes of holding the Event at the Event Venue. Schedule 1 is subject to change after a detailed site visit has been conducted by Air Race.

2.4.10 The HCP undertakes to assist Air Race with its best efforts and its network to find national TV stations which might be interested in broadcasting the Event.

2.4.11 The HCP shall immediately inform Air Race in writing if
any event or series of events whether related or not occurs which would be likely to materially and adversely affect the financial condition of the HCP or the ability of the HCP to perform its obligations under this Agreement

3. CONSIDERATION

3.1 The HCP shall pay to Air Race a consideration in the amount of 2.500.000,00 EUR (plus advertising tax, entertainment/amusement tax or any other comparable/similar taxes in the country the Event shall take place and/or VAT if applicable) for each Event (hereinafter the "Consideration"). If the HCP provides Air Race with a valid VAT ID number upon conclusion of this Agreement the supply of service is taxable in the country where the HCP has established its business and the transaction is subject to the Reverse-Charge (Air Race shall issue invoices without VAT). The HCP shall pay the Consideration according to Clause 3.2 to Air Race's bank account.

3.2 Subject always to Air Race providing relevant invoices, the HCP shall pay the Consideration in the following instalments:

Year	Due date	Amount (EUR)
2021	10th December 2021	750.000,00 (30% of consideration)
2022	1st February 2022	750.000,00 (30% of consideration)
2022	1st May 2022	750.000,00 (30% of consideration)
2022	1st July 2022	250.000,00 (10% of consideration, upon reconciliation and final settlement)
2023 - 2024	TBC	TBC

3.3 All amounts payable by the HCP under this Agreement shall be paid to Air Race in full without any set-off, condition or counterclaim and free and clear of any deductions and withholdings. The amounts due to Air Race according to this Agreement are considered as net of any and all taxes, withholdings and other dues or imposts of any sort whatsoever including, but not limited to, withholding taxes or similar deductions. Upon written request by the HCP, Air Race will supply the Host City Partner with a certificate of residence to take benefit of the applicable double tax treaty.

4. INSURANCE

4.1 Air Race shall maintain, at its sole cost and expense, insurance coverage sufficiently broad to cover all activities of Air Race (aviation all-risk policy with liability coverage). Coverage limits may be satisfied with a combination of primary, umbrella and/or excess insurance policies.

4.2 Each liability policy shall either name, add, or include as additional insured the following: the HCP and/or its subsidiaries and affiliates and their shareholders, members, officers, managers, directors, employees and agents.

5. INTELLECTUAL PROPERTY

5.1 Except with the prior written consent of Air Race, during the Term the HCP will neither make, record nor transmit nor permit the making or recording or transmitting of any form of sound broadcast television or film footage whatsoever of or at or pertaining to the Event(and/or to any test session held at the Event Venue) of planes or pilots or competitors upon the Event Venue or any part of it or its surroundings over which the HCP has control or allow any sound recording to take place in any of the said places.

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5.2 The HCP will ensure that all persons attending on the Event Venue will be made aware (i.e. set up signs at the entrance(s)) that any filming or photographing is only allowed for private purposes.

5.3 Media Rights

5.3.1 *Filming Release/Recordings:* In its capacity of sole and fully authorized land owner and/or property owner (or sole and fully authorized representative of such owner), the HCP hereby irrevocably grants Air Race, its parents, subsidiaries, affiliates and accredited media/production partners the unrestricted permission to use the Event Venue for making audio and/or audio-visual recordings and/or photographs (together "Recordings") of the Event including everything located on the Event Venue during, before and after the Event ("Filming Release"). This Filming Release includes, but shall not be limited to (i) the unrestricted access to and occupation of the Event Venue with Air Race's and its affiliates' personnel and equipment for the purpose of preparing, conducting and wrapping the production of the Recordings; (ii) the right to make Recordings of the Event Venue, the real and personal property located on the Event Venue, the art, signage, trademarks, service marks, logos and other legally protected items, appearing on the Event Venue, the staff, suppliers and service providers working on the Event Venue; (iii) the right to refer to the Event Venue or any part thereof by any fictitious name; (iv) the right to attribute any fictitious events as occurring on the Event Venue; and (v) the right to duplicate and re-create all or a portion of the Event Venue, be it digitally or physically. HCP shall procure all necessary consents from rights holders (e.g. sponsors, staff, service providers, copyright holders).

5.3.2 *Rights in and to Recordings:* It is acknowledged and agreed that Air Race shall be the sole and exclusive owner of any and all rights in and to the Recordings under current and future law. For the avoidance of any doubt, HCP hereby grants Air Race the irrevocable worldwide, perpetual, exclusive, transferable, assignable, sublicensable and unlimited rights (unlimited in terms of territory, time or purpose) to exploit the Recordings in any and all media now known or hereafter devised and/or any known or yet unknown kind of use. Furthermore, Air Race acquires the right to make any alterations, intermissions, deletions, combinations, cuts or other modifications with, in and to the Recordings and the exclusive right to exploit such altered version to the same extent as set forth herein. Air Race and its parents, subsidiaries and affiliates shall be enabled to exploit the Recordings without any limitations and regardless of the medium via which the exploitation takes place.

5.3.3 *Warranty:* HCP represents and warrants that it is the owner of all rights granted hereunder or fully authorized to dispose over such rights to the benefit of Air Race. HCP warrants that the exercise of the above assigned and/or granted rights concerning the Recordings by Air Race does not infringe any copyright or similar property right of any person.

5.3.4 The HCP will not cause or permit the display of any advertising (other than the advertising normally displayed on the competitors' planes, pilots or competitors) or other displays on, near or which can be seen from the Event Venue which might (in the opinion of Air Race which shall be final and binding upon the Parties) cause the annulment of the transmission or showing of film, television or other pictures of the race or practice or any part of the Event in any country.

6. TRADEMARK

6.1 Use of the Air Race Logo

6.1.1 Air Race hereby grants to the HCP for the Term and for the territory of Indonesia the right to place the Air Race Logo as displayed in Schedule 2 (hereinafter "Air Race Logo"), on the Event/s materials and place these in commercial circulation after prior written approval from Air Race in each specific case. Schedule 2 to be provided at a later stage.

6.1.2 The HCP acknowledges explicitly that the usage rights it has been granted over the Air Race Logo are non-exclusive, non-transferable, limited to the extent defined in this Agreement (see clause 6.1), and only for the Term and HCP shall not issue sublicenses. HCP shall only use the Air Race Logo as it is represented in Schedule 2 and/or otherwise provided and/or approved in writing by Air Race in advance and only in the original colors. The HCP is not entitled to change the Air Race Logo or to use individual elements thereof.

6.1.3 All rights to use the Air Race Logos shall be exclusively considered to be rights derived from Air Race and its affiliates. The HCP undertakes not to acquire its own trademark rights, which are identical or similar to the Air Race Logo, either through registration or use, during the Term or after the termination of this Agreement. The HCP shall not derive or assert any future rights against Air Race and its affiliates and their trademarks from the use of the Air Race Logo.

6.1.4 The statements made herein by HCP shall refer to the Air Race Logo covered by this Agreement and to similar trademarks as well as to all trademarks registered or used by Air Race and/or its affiliates.

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6.1.5 Air Race shall indemnify and hold harmless HCP from and against all third parties' claims arising from HCP s use of the Air Race Logo, provided such use by the HCP is in accordance with the terms of this Agreement.

6.1.6 The HCP agrees to notify Air Race of any unauthorized use of the Air Race Logo by others promptly as it comes to the HCP's attention. Air Race shall have the sole right and discretion to take any action concerning any unauthorized use of the Air Race, as well as to retain any and all awards therefrom. The HCP agrees to provide assistance to Air Race, as reasonably requested by Air Race, in connection to any proceeding initiated by Air Race concerning any unauthorized use of the Air Race Logo.

6.2 Use of the HCP, of the city of Jakarta, I.P. Logo

6.2.1 The sponsors agree that Air Race, its affiliates and/or any third party authorized by Air Race will use Recordings of the Air Race World Championship containing the Host City Partner's trademarks and/or logos (hereinafter "HCP Logo"), and/or any other reference to the sponsors by using the Host City Partner Logo for an indefinite period of time on a world-wide basis for any purpose whatsoever and in particular for commercial and marketing purposes. The HCP hereby grants to Air Race and its affiliates, and any third party authorized by Air Race the non-exclusive right to use its name and the HCP Logo on a world-wide basis for the purpose of fulfilment of any of Air Race's obligations and services set forth in this Agreement. Furthermore, the HCP or will raise no objection to and shall seek no royalties or other fees for the use by Air Race and its affiliates and any third party authorized by Air Race of materials in any media or upon any goods or in connection with any services which show the HCP Logo or related signage in context of the Event and/or Event Venue.

6.2.2 The HCP Logo shall only be used as depicted in Schedule 3 and no modifications shall be applied to the HCP Logo. Schedule 3 and the HCP logo to be provided to Air Race at a later stage.

6.2.3 For the avoidance of doubt, Air Race and the HCP acknowledge that no separate value is attributable to the right to use the HCP Logo and therefore no separate consideration is payable for this grant of rights.

6.2.4 HCP shall indemnify and hold harmless Air Race and its affiliates from and against all third parties claims arising from Air Race's use of the HCP Logo, provided such use by Air Race is in accordance with the terms of this Agreement.

6.2.5 The rights granted by the HCP in this Clause 6.2 shall endure notwithstanding the termination of this Agreement, provided that their exercise by Air Race, its affiliates and third parties authorized by Air Race shall thereafter be only in a historical context and not calculated to imply any continuing relationship between the Parties.

7. ASSIGNMENT

7.1 During the Term the HCP will not assign, charge or part with any of its rights or obligations hereunder without the prior written consent of Air Race.

7.2 Air Race shall at its discretion and election have the absolute and unfettered right to assign this Agreement and all rights and obligations pursuant hereto or parts of it to its affiliates provided that upon such assignment Air Race advises the HCP in writing as soon as is practicable. Notwithstanding, in case of such assignment Air Race shall remain jointly responsible towards HCP or representative entity in Indonesia for the fulfilment of all obligations arising out of this Agreement.

8. TERMINATION, EFFECTS OF TERMINATION

8.1 Either Party may terminate this Agreement at any time with 2 weeks' written notice if the whole Air Race World Championship is cancelled or does not take place during one or more seasons covered by this Agreement. In this case Air Race shall reimburse the HCP for the instalment/s (see Clause 3.2) which has/have already been paid by the HCP for the cancelled Event until termination. Apart from this, neither Party is entitled to assert claims against the other Party - for whatever legal reason - arising from or in connection with the termination of this agreement in case of cancellation of the whole Air Race World Championship.

8.2 Termination by Air Race

8.2.1 Air Race may terminate this Agreement with immediate effect if:

a) not all Permits are granted prior to the first flying practice of any Event;

b) non-payment by the HCP of the Consideration or instalments when due (as set out in Clause 3.2) within 5 business days

PT. PILAR PA... • INDONESIA • VISIONA... ASA

after a reminder has been received by the HCP;

c) any representation, warranty or statement which is made (or deemed or acknowledged to have been made) by the HCP in this Agreement or which is contained in any certificate, statement, or notice provided under or in connection with this Agreement proves to be incorrect in any material respect, or if repeated at any time with reference to the facts and circumstances subsisting at such time would not be accurate in all material respects; or

d) in case of a Change of Control.

8.2.2In the event of a termination for the reasons mentioned in Clause 8.2.1 the HCP shall pay the full Consideration (see Clause 3.1) to Air Race.

8.3 Termination by either Party

Either Party may terminate this Agreement for default of the other Party with immediate effect if:

a) the other party commits any material breach of any of the terms of this Agreement and that breach (if capable of remedy) is not remedied within 20 days from the service of a notice by the non-breaching Party specifying the breach and requiring it to be remedied;

b) an order is made or a resolution is passed for the winding-up of the other Party; or an order is made for the appointment of an administrator to manage the affairs, business and property of that Party; or a receiver and/or manager or administrative receiver is appointed in respect of all or any of that party's assets or undertaking; or circumstances arise which entitle a court or a creditor to appoint a receiver and/or manager or administrative receiver or which entitle the Court to make a winding-up or bankruptcy order; or that party takes or suffers any similar or analogous action in consequence of debt; or

c) the other Party ceases, or threatens to cease, to carry on business;

8.4 Unless otherwise agreed upon in this Clause 8., the defaulting Party shall indemnify and keep indemnified the other Party from and against any loss, expense, damage, or liability which such Party may sustain or incur as a consequence of the occurrence of any such event of default including but not limited to interest, fees and expenses or other sums whatsoever paid or payable.

This liability shall be limited to an amount of EUR 100.000 (Euro one hundred thousand) at the maximum ("liability cap"). But, however, in the event of a termination by Air Race resulting from a default by the HCP, Air Race is entitled to keep the instalment/s (see Clause 3.2) which has/have already been paid by the HCP until termination.

8.5 Upon termination of this Agreement for whatever reason, the HCP shall immediately cease to exercise any of its rights as outlined in this Agreement. In particular, the HCP shall immediately cease to promote itself as being involved as a host or sponsor of Air Race or otherwise associated with Air Race except in an historical context and cease forthwith to use or authorise the use of any advertising or other marketing materials which include any representations of the Air Race World Championship, the Air Race Logo, aircrafts or the pilots performing in the Air Race World Championship. At the request of Air Race the HCP shall without delay either destroy or hand over any remaining inventory of such products or materials.

9. FORCE MAJEURE

If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure or the normal hazards associated with air races or aerobatic flying, then such Party shall be excused of the performance or the punctual performance of its obligations under this Agreement as from the date of such notice for so long as such cause of prevention or delay shall continue. "Force majeure" means any cause affecting the performance of this Agreement arising or attributable to acts, events, omissions, or accidents beyond the reasonable control of the Party including but without prejudice to the generality of the foregoing:

(a) civil strife, flood or fire damage and acts of God;

(b) natural disasters (e.g., heavy storms, cyclones, earthquakes or flooding); or

(c) transportation delay or breakdown which prevent at least four (4) competitors who are due to participate in the respective Event from attending;

10. RELATIONSHIP BETWEEN THE PARTIES AND PARTIES PARTNERS

10.1 Both of the Parties are independent parties and have their separate businesses. The relationship between the Parties shall be on a principal-to-principal basis. Notwithstanding the co-operation, co-ordination and interaction between the Parties as contemplated in this Agreement; it shall not be construed to constitute the Parties hereto as partners, or joint ventures, or association of persons or either Party as the employee or agent of the other. Nothing in this Agreement shall confer any right on the HCP to bind Air Race to any agreement or to contract in the name of Air Race or to incur any

PILAR PACU PERKASA INDONESIA

liability or obligation on behalf of the Air Race or shall be deemed to be the agent of Air Race in any way. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

10.2 The HCP recognizes that Air Race has and will enter into Agreements with various commercial organizations whose names and logos will appear on, inter alia, the air gates, aircrafts and/or the pilots' apparel.

11. MISCELLANEOUS

11.1 If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

11.2 The Parties agree that the contents of this Agreement as well as any related information and all confidential information and business secrets of the other Party, in particular and without limitation any data, software systems, documents and other supporting information in relation to the business purpose, will be treated as strictly confidential. The confidentiality obligations arising out of and in connection with this Agreement shall remain effective for the Term of this Agreement and for an indefinite time thereafter.

11.3 This Agreement and its Schedules constitute the whole agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior discussions and agreements (whether oral or written) between the parties relating to the subject matter of this Agreement. All Schedules mentioned above constitute an integral part of this Agreement. Any amendment to this Agreement shall be made in the written form. In the event of discrepancies between this Agreement and any of its Schedules, this Agreement shall prevail.

12. GOVERNING LAW

This Agreement shall be governed and interpreted in all respects in accordance with the laws of England. All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be London, England. Arbitration proceedings shall be conducted and the arbitration award shall be rendered in the English language.

Signed for and on behalf of Host City Partner by:

Jeffrey Adrian, Director PT Pilar Pacu Perkasa, PT. PILAR PACU PERKASA INDONESIA

Ir.H.Ahmad Riza Patria MBA, Vice Governor of Jakarta, Indonesia

Signed for and on behalf of Air Race Ltd. by:

Nalin Jay,
CEO Air Race

10th January 2022